Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Mazor Robotics Ltd.:

We consent to the use of our report dated May 2, 2016 with respect to the consolidated statements of financial position of Mazor Robotics Ltd. as of December 31, 2015 and 2014 and the related consolidated statements of profit or loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference.

/s/ Somekh Chaikin
Somekh Chaikin
Member firm of KPMG International

Tel-Aviv, Israel
May 9, 2016